EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Michael C. Coffman

405.948.1560

PANHANDLE OIL AND GAS INC.

Announces Retirement of Director

OKLAHOMA CITY, Dec. 28, 2012– PANHANDLE OIL AND GAS INC. (NYSE-PHX) announced that Bruce M. Bell retired from Panhandle’s board of directors effective December 28, 2012. Mr. Bell would have been subject to the Company’s mandatory retirement age for its directors in March 2013. Mr. Bell chose to retire in calendar 2012.

Michael C. Coffman, President and CEO of Panhandle stated, “Bruce has served Panhandle’s shareholders as a director since 2004. His contributions to the board and his service as chairman of and on several board committees during his tenure are deeply appreciated and he will be missed.”

Panhandle Oil and Gas Inc. (NYSE-PHX) is engaged in the exploration for and production of natural gas and oil. Additional information on the Company can be found at www.panhandleoilandgas.com.

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